As filed with the Securities and Exchange Commission on September 3, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Maguire Properties, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

333 South Grand Avenue, Suite 400, Los Angeles, California 90071-1508, (213) 626-3300

(Address, Including Zip Code and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Robert F. Maguire III

Chairman and Co-Chief Executive Officer
Richard I. Gilchrist
Co-Chief Executive Officer and President
Maguire Properties, Inc.
333 South Grand Avenue, Suite 400, Los Angeles, California 90071-1508, (213) 626-3300
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Julian T.H. Kleindorfer

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
(213) 485-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered(3)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(4)(5)	Amount of Registration Fee(4)

Common Stock, Preferred Stock, Depositary Shares and Warrants	(6)	(6)	$1,000,000,000	$126,700

(1)	This registration statement also covers delayed delivery contracts that may be issued by the registrant under which the counterparty may be required to purchase common stock, preferred stock, depositary shares or warrants to purchase common stock or preferred stock. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)	Subject to footnote (5), there is being registered hereunder an indeterminate amount of common stock, preferred stock, depositary shares and warrants to purchase common stock, preferred stock or depositary shares as may be sold, from time to time, by Maguire Properties, Inc.

(3)	In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(4)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(5)	Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of depositary shares or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $1,000,000,000.

(6)	Not applicable, as provided in General Instruction II.D to Form S-3.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2004

PRELIMINARY PROSPECTUS

$1,000,000,000
Maguire Properties

Common Stock, Preferred Stock, Depositary Shares and Warrants

     We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	shares of our common stock, par value $0.01 per share;

•	shares of our preferred stock, par value $0.01 per share;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts; or

•	warrants to purchase shares of our common stock, preferred stock or depositary shares.

     We refer to the common stock, preferred stock, depositary shares and warrants registered hereunder collectively as the “securities” in this prospectus. The securities will have a maximum aggregate offering price of $1,000,000,000 or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at prices and on terms determined at the time of the offering of any such security.

     The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, as applicable: (i) in the case of our common stock, any public offering price; (ii) in the case of our preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; and (iv) in the case of warrants, the duration, offering price, exercise price and detachability. In addition, we are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes, and such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of our company as a REIT.

     The applicable prospectus supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

     The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

     Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “MPG.” Our series A preferred stock is listed on the NYSE under the symbol “MPG Pr A.”

     See “Risk Factors” beginning on page 1 for certain risk factors relevant to an investment in our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September __, 2004

     You should rely only on the information contained in this prospectus, in an accompany prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompany prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompany prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

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RISK FACTORS

     Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell common stock, preferred stock, depositary shares and warrants in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the applicable offering. Such prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

     We may offer the securities directly, through agents, or to or through underwriters. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 41 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or “our company” refer to Maguire Properties, Inc., including its consolidated subsidiaries. Such subsidiaries include Maguire Properties, L.P., a Maryland limited partnership of which we are the sole general partner and which we refer to in this prospectus as our operating partnership, and Maguire Properties Services, Inc., a Maryland corporation and wholly owned subsidiary of our operating partnership, which we refer to in this prospectus as our services company.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at http://www.maguireproperties.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

     We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s website, http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and March 31, 2004;

•	our Current Report on Form 8-K filed with the SEC on September 2, 2004;

•	our Current Report on Form 8-K filed with the SEC on August 6, 2004;

•	our Current Report on Form 8-K filed with the SEC on August 4, 2004;

•	our Current Report on Form 8-K/A filed with the SEC on May 13, 2004;

•	our Current Report on Form 8-K filed with the SEC on April 29, 2004;

•	our Current Report on Form 8-K/A filed with the SEC on January 9, 2004;

•	our Current Report on Form 8-K filed with the SEC on November 20, 2003; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities.

     We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Mark T. Lammas, Senior Vice President, General Counsel and Secretary, Maguire Properties, Inc., 333 South Grand Avenue, Suite 400, Los Angeles, California 90071.

OUR COMPANY

     We are the largest owner and operator of Class A office properties in the Los Angeles central business district, or LACBD, and are primarily focused on owning and operating high quality office properties in the Southern California market. We were formed in June 2002 to succeed to certain businesses of the Maguire Organization, an owner, developer and acquirer of institutional-quality properties in the Los Angeles area since 1965. We are a full service real estate company, and we operate as a REIT for federal income tax purposes. As of June 30, 2004, through our operating partnership, we owned a portfolio of 14 commercial real estate properties, consisting of ten office properties with approximately 8.8 million net rentable square feet, one 350-room hotel with 266,000 square feet and three off-site parking garages totaling 2,749 spaces and approximately 1.0 million square feet. In addition, as of June 30, 2004, our office portfolio contained approximately 2.3 million square feet of on-site parking totaling 8,065 spaces. We also owned an undeveloped two-acre land parcel adjacent to an existing office property that we believe can support 300,000 net rentable square feet of office development.

     Our existing portfolio is located in four Southern California markets — the LACBD, the Tri-Cities area of Pasadena, Glendale and Burbank, the Cerritos submarket of Los Angeles County and the John Wayne Airport submarket of Orange County. Our portfolio includes five office properties in the prime Bunker Hill area of the LACBD — US Bank Tower (formerly Library Tower), Gas Company Tower, KPMG Tower, Wells Fargo Tower and One California Plaza — and three off-site parking garages. In the Tri-Cities, we own the Plaza Las Fuentes office and hotel properties in Pasadena, the Glendale Center office property in Glendale and a two-acre land parcel adjacent to the Glendale Center. In the Cerritos submarket, we own the Cerritos Corporate Center Phase I and Phase II properties, collectively known as the AT&T Wireless Western Regional Headquarters. In the John Wayne Airport submarket we own Park Place I. As of June 30, 2004, our office portfolio was 92.8% leased to 236 tenants.

     We directly manage the properties in our portfolio, except for Cerritos Corporate Center Phases I and II, through our operating partnership and/or our services company. We also provide development, leasing and/or management services to various properties that are owned or controlled by Robert F. Maguire III, our Chairman and Co-Chief Executive Officer. We have options to purchase certain of these properties, 1733 Ocean Avenue in Santa Monica, California, Western Asset Plaza (formerly known as Plaza Las Fuentes II) in Pasadena, California and a 12.5% interest in the Water’s Edge Development in West Los Angeles, which we refer to in this prospectus as the option properties. We operate from our headquarters in Los Angeles, California. As of June 30, 2004, we had 96 employees.

     Our principal executive office is located at 333 South Grand Avenue, Suite 400, Los Angeles, California 90071. Our telephone number at that location is (213) 626-3300. Our website is located at http://www.maguireproperties.com.

Recent Developments

     On July 23, 2004, we acquired Park Place II, a 90-acre mixed-use development located in the John Wayne Airport submarket of Orange County, California, surrounding Park Place I, a 15-acre, 1.7 million square foot Class A office park we acquired on April 14, 2004. Park Place II was acquired for approximately $215.0 million from Crow Winthrop Development Limited Partnership or certain subsidiaries thereof, and was financed with a $140.0 million bridge loan from Wachovia Bank, National Association. The remainder of the purchase price was funded with a portion of the proceeds of the offering of our 7.625% series A cumulative redeemable preferred stock, or series A preferred stock. We are a party to a development agreement relating to Park Place II for land that we believe can support approximately 2.0 million square feet of mixed-use improvements. A more complete description of this property and the acquisition terms is contained in our report on Form 8-K as filed with the SEC on August 6, 2004.

FORWARD-LOOKING STATEMENTS

     This prospectus, any accompanying prospectus supplement and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act). Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and other pro forma information incorporated by reference and all our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategies, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in Southern California;

•	general economic conditions;

•	future terrorist attacks in the U.S.;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to successfully develop properties;

•	our failure to maintain our status as a REIT;

•	environmental uncertainties and risks related to natural disasters;

•	financial market fluctuations; and

•	changes in real estate and zoning laws and increases in real property tax rates.

     For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K, as updated by our future filings.

USE OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement, we intend to contribute the net proceeds from any sale of the securities pursuant to this prospectus to our operating partnership. Our operating partnership will subsequently use the net proceeds received from us to potentially acquire or develop additional properties and for general corporate purposes, which may include the repayment of existing indebtedness. Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with our intention to qualify as a REIT for federal income tax purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

	The Company			The Maguire Properties Predecessor
				Historical
	Historical Consolidated Period			Combined Period	Historical Combined Year Ended
	April 1 -	January 1 -	June 27 -	January 1 -
	June 30,	March 31,	December 31,	June 26,	December 31,
	2004	2004	2003	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	1.66	1.77	(0.53)	0.16	0.67	0.68	5.21	0.78
Ratio of Earnings to Fixed Charges and Preferred Dividends	1.27	1.42	—	—	—	—	—	—

     Our initial public offering, or IPO, which was consummated on June 27, 2003, and the other transactions consummated concurrently with our IPO permitted us to significantly deleverage properties, resulting in a markedly improved ratio of earnings to fixed charges. Prior to the completion of our IPO, the Maguire Organization operated in a manner so as to minimize net taxable income to the owners. As a result, although our properties generally have had positive net cash flow, our computation of the ratio of earnings to fixed charges for the period from January 1, 2003 to June 26, 2003 and for the years ended December 31, 2002, 2001, and 1999 indicates that earnings were inadequate to cover fixed charges by approximately $21.1 million, $13.1 million, $14.6 million, and $6.9 million, respectively. Our computation of our ratio of earnings to fixed charges for the period from June 27, 2003 to December 31, 2003 was impacted by expenses incurred in connection with our IPO and the other transactions consummated concurrently therewith on June 27, 2003. Earnings for that period were inadequate to cover fixed charges by approximately $40.6 million.

     Prior to the issuance of our series A preferred stock on January 23, 2004, we had neither issued any shares nor paid any dividends on preferred stock. Accordingly, the ratio of earnings to fixed charges and preferred dividends is not presented for periods prior to January 1, 2004.

     Our ratio of earnings to fixed charges and preferred dividends is computed by dividing earnings by the sum of fixed charges and preferred dividends. For these purposes, “earnings” consist of net income (loss) before minority interests, equity in net income (loss) of uncombined real estate entities and fixed charges plus distributed income of the uncombined real estate entities. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. Preferred dividends consist of the amount of pre-tax earnings required to pay dividends on our series A preferred stock.

DESCRIPTION OF SECURITIES

     The following summary of the material terms of our securities sets forth certain general terms and provisions of the securities to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter documents and bylaws, copies of which we have previously filed with the SEC. See “Where You Can Find More Information.”

     We may from time to time offer under this prospectus one or more of the following categories of our securities:

•	shares of our common stock, par value $0.01 per share;

•	shares of our preferred stock, par value $0.01 per share;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts; or

•	warrants to purchase shares of our common stock, preferred stock or depositary shares.

     The terms of any specific offering of our securities, including the terms of any units of a combination of our securities, will be described in a prospectus supplement relating to such offering.

Description of Common Stock

     General. Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, or common stock. As of August 31, 2004, 42,787,125 shares of our common stock were issued and outstanding, excluding 10,999,398 shares of our common stock that we may issue in exchange for common limited partnership interests in our operating partnership, or common units, outstanding as of August 31, 2004, which may be tendered for redemption to our operating partnership from time to time.

     All outstanding shares of our common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

     Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, or redemption rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

     Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in these situations. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

     Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. Our charter also authorizes our board of directors to increase the number of authorized shares of our common stock without stockholder approval.

     Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock. Our board of directors has the power to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock and to classify or reclassify unissued shares of our common stock and thereafter to cause us to issue such classified or reclassified shares of stock. We believe these powers will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the limited rights of holders of our series A preferred stock and each parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

     Restrictions on Ownership and Transfer. To assist us in complying with certain federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our common stock. See “Restrictions on Ownership and Transfer.”

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Description of Preferred Stock

     General. Our charter provides that we may issue up to 50,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase the number of authorized shares of preferred stock without stockholder approval. As of August 31, 2004, 10,000,000 shares of our series A preferred stock were issued and outstanding. Other than the series A preferred stock, no shares of preferred stock are currently outstanding.

     Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series subject to the limited rights of holders of our series A preferred stock and each parity class or series of preferred stock, voting together as a single class, to approve certain issuances of prior classes or series of stock. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

     The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants we issue. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A prospectus supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

(i)	the title and stated value of such preferred stock;

(ii)	the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

(iii)	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

(iv)	whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

(v)	the provision for a sinking fund, if any, for such preferred stock;

(vi)	the provision for redemption, if applicable, of such preferred stock;

(vii)	any listing of such preferred stock on any securities exchange;

(viii)	preemptive rights, if any;

(ix)	the terms and conditions, if applicable, upon which such preferred stock will be converted into our common stock, including the conversion price (or manner of calculation thereof);

(x)	a discussion of any material United States federal income tax consequences applicable to an investment in such preferred stock;

(xi)	any limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT;

(xii)	the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

(xiii)	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

(xiv)	any voting rights of such preferred stock; and

(xv)	any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

     Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank: (i) senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of our stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of our stock expressly designated as ranking senior to the preferred stock.

     Conversion Rights. The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into our common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of our common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

     Power to Increase Authorized Stock and Issue Additional Shares of Our Preferred Stock. Our board of directors has the power to increase the number of authorized shares of preferred stock, to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock. Subject to the limited rights of holders of our series A preferred stock and each parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

     Restrictions on Ownership and Transfer. To assist us in complying with certain federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our common stock and series A preferred stock. We expect to adopt similar restrictions with respect to any class or series offered pursuant to this prospectus under the articles supplementary for each such class or series. The applicable prospectus supplement will specify any additional ownership limitation relating to such class or series. See “Restrictions on Ownership and Transfer.”

7.625% Series A Cumulative Redeemable Preferred Stock

     General. Our board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series A preferred stock as a class of our preferred stock, designated as the 7.625% Series A Cumulative Redeemable Preferred Stock. The series A preferred stock is validly issued, fully paid and nonassessable.

     The series A preferred stock is currently listed on the NYSE as “MPG Pr A.”

     Ranking. The series A preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the series A preferred stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the series A preferred stock; and

•	junior to any other class or series of our stock expressly designated as ranking senior to the series A preferred stock.

     Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series A preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing April 2004, at the rate of 7.625% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.90625 per share). The first dividend paid on the series A preferred stock, on April 30, 2004, was a pro rata dividend from and including the original issue date to and including April 30, 2004 in the amount of $0.51892 per share. Dividends on the series A preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

     Liquidation Preference. If we liquidate, dissolve or wind-up, holders of the series A preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of stock ranking junior to the series A preferred stock as to liquidation rights. The rights of holders of series A preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the series A preferred stock as to liquidation.

     Optional Redemption. We may not redeem the series A preferred stock prior to January 30, 2009, except in limited circumstances to preserve our status as a REIT. On and after January 30, 2009, the series A preferred stock will be redeemable at our option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends up to and including the redemption date. Any partial redemption will be on a pro rata basis.

     No Maturity, Sinking Fund or Mandatory Redemption. The series A preferred stock has no maturity date and we are not required to redeem the series A preferred stock at any time. Accordingly, the series A preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The series A preferred stock is not subject to any sinking fund.

     Voting Rights. Holders of series A preferred stock generally have no voting rights. However, if we are in arrears on dividends on the series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series A preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series A preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series A preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred stock and the holders of all other shares of any class or series ranking on parity with the series A preferred stock that are entitled to similar voting rights (voting together as a single class).

     Conversion. The series A preferred stock is not convertible into or exchangeable for any of our other property or securities.

     Transfer Agent and Registrar. The transfer agent and registrar for our preferred stock is Continental Stock Transfer & Trust Company.

Description of Depositary Shares

     We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

     The summary of the terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, our charter and the form of articles supplementary for the applicable series of preferred stock.

     Dividends. The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

     No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

     Redemption. If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

     Voting. Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

     Withdrawal of Preferred Stock. Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

     Amendment and Termination of Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

     The deposit agreement will be permitted to be terminated by us upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

     Miscellaneous. The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from us which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

     Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

     In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

Description of Warrants

     We may issue warrants for the purchase of our common stock, preferred stock or depositary shares and may issue warrants independently or together with our common stock, preferred stock or depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

     The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants outstanding;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the provisions, if any, for changes to or adjustments in the exercise price;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

     Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the shares of our common stock or preferred stock purchasable upon such exercise may be entitled.

     Each warrant will entitle the holder to purchase for cash such number of shares of our common stock or preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

     Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     The following summary with respect to restrictions on ownership and transfer of our stock sets forth certain general terms and provisions of our charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter documents, as amended and supplemented from time to time, including any articles supplementary relating to any issuance of preferred stock pursuant to this prospectus. Copies of our existing charter documents are filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Any amendment or supplement to our charter documents relating to an issuance of securities pursuant to this prospectus shall be filed with the SEC and shall be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information.”

     In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

     Our charter documents contain restrictions on the ownership and transfer of our common stock and series A preferred stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter documents provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our series A preferred stock. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our stock. In addition, the articles supplementary for each series of preferred stock issued pursuant to this prospectus may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

     The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of shares of our stock by an individual or entity (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) in amounts that do not exceed the ownership limit could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively shares of our stock in excess of the ownership limit.

     Our board of directors may, in its sole discretion, waive the ownership limit as it applies to our common stock with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our common stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

     Our board of directors may also, in its sole discretion, waive the ownership limit as it applies to our series A preferred stock with respect to a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT. We will likely adopt such waiver provisions for any preferred stock issued pursuant to this prospectus.

     As a condition of our waiver of the ownership limit as it applies to any of our stock, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

     In connection with the waiver of the ownership limit as it applies to our stock or at any other time, our board of directors may decrease the ownership limit as it applies to our stock for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer stockholders to beneficially own more than 49% in value of our outstanding stock.

     Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under
Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Pursuant to our charter documents, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limit or such other limit as established by our board of directors or would result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter documents provide that the transfer of the excess shares will be void. If any transfer would result in shares of our stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

     Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported record transferee for such shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

     If we do not buy such shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell such shares to a person or entity designated by the trustee who could own such shares without violating the ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (i) the price paid by the purported record transferee or owner for such shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trust for such shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

     The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

     Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

     Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

     All certificates representing shares of our stock bear a legend referring to the restrictions described above.

     These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF MAGUIRE PROPERTIES, L.P.

     Below we summarize the material terms and provisions of the Second Amended and Restated Agreement of Limited Partnership of Maguire Properties, L.P., which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer only to Maguire Properties, Inc.

Management of Our Operating Partnership

     Our operating partnership, Maguire Properties, L.P., is a Maryland limited partnership that was formed on June 26, 2002. We are the sole general partner of our operating partnership and conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings, subject to certain limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Certain restrictions under the partnership agreement limit our ability to engage in a business combination as more fully described in “— Termination Transactions” below.

     The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that we have acted in good faith.

     The partnership agreement provides that all our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT.

Transferability of Interests

     Except in connection with a transaction described in “— Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the common units (including our 79.5% interest therein). Any transfer of common units by the limited partners, except to us, as general partner, to an affiliate of the transferring limited partner, to other original common limited partners, to immediate family members, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments of the Partnership Agreement

     Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the limit partnership interests in our operating partnership, or units, held by limited partners.

     Generally, the partnership agreement may be amended, modified or terminated with the approval of partners holding 66 2/3% of all outstanding units (including the units held by us as general partner). As general partner, we will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT; or

•	modify the manner in which capital accounts are computed.

     Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below must be approved by each limited partner that would be adversely affected by such amendment.

     In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a REIT;

•	acquire an interest in real or personal property other than through our operating partnership;

•	withdraw from our operating partnership or transfer any portion of our general partnership interest; or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.

Redemption/Exchange Rights

     Limited partners have the right to require our operating partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may, in our sole and absolute discretion, elect to acquire some or all of those common units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our common stock in exchange for common units in connection with each redemption request, rather than having our operating partnership redeem the common units for cash. With each redemption or exchange, we increase our percentage ownership interest in our operating partnership. Limited partners may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limit, or any other limit as provided in our charter or as otherwise determined by our board of directors as described under the section entitled “Restrictions on Ownership and Transfer.”

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

     As sole general partner, we have the ability to cause our operating partner to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units with terms, provisions and rights that are preferential to those of the common units. In addition, we may issue additional shares of our common stock, preferred stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic attributes of our interests in the operating partnership are substantially similar to the securities that we have issued.

Tax Matters

     We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Allocations of Net Income and Net Losses to Partners

     The net income of our operating partnership will generally be allocated to us to the extent of the accrued preferred return on our series A preferred units (as defined below) and then to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership. If our operating partnership issues additional series of preferred units to us, corresponding allocations of net income would be made to us prior to the allocations in accordance with common percentage interests. Net loss will generally be allocated to us, as general partner, and the limited partners in accordance with our respective common percentage interests in our operating partnership until the limited partners’ capital is reduced to zero and any remaining net loss would be allocated to us. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “United States Federal Income Tax Considerations Related to Our REIT Election — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

Operations

     The partnership agreement provides that we, as general partner, will determine and distribute the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, quarterly, pro rata in accordance with the partners’ percentage interests.

     The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.

Termination Transactions

     The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our common stock (a “termination transaction”), unless in connection with such termination transaction:

     (i) we obtain the consent of at least 50% of the partners of our operating partnership (including units held by our company), and

     (ii) either:

     (A)   all common limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our common stock into which each common unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock pursuant to the termination transaction, provided that, if, in connection with such termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

     (B)   the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company that is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership;

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of such termination transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable to those in effect immediately prior to the consummation of such termination transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners have the right to either (i) exchange their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to paragraph ii(A) in this section, or (ii) exchange their units for cash on terms equivalent to those in effect with respect to their units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

     Our operating partnership will continue in full force and effect until December 31, 2102, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnification and Limitation of Liability

     To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or fraud, or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

7.625% Series A Cumulative Redeemable Preferred Units

     General. Our operating partnership has designated a class of preferred limited partnership units as the 7.625% Series A Cumulative Redeemable Preferred Units, or the series A preferred units, representing preferred limited partnership interests in our operating partnership. As of the date of this prospectus, 10,000,000 series A preferred units are issued and outstanding.

     Distributions. Each series A preferred unit is entitled to receive cumulative preferential cash distributions payable on the last calendar day of January, April, July and October of each year. Series A preferred units are entitled to distributions at a rate of 7.625% per annum. The cumulative preferential distributions are paid in preference to any payment made on any other class or series of partnership interest of our operating partnership, other than any other class or series of partnership interest expressly designated as ranking on parity with or senior to the series A preferred units.

     Ranking. With respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution, the series A preferred units rank:

•	senior to all classes or series of our common units and to any other class or series of preferred partnership units expressly designated as ranking junior to the series A preferred units;

•	on parity with all other classes or series of preferred partnership units expressly designated as ranking on parity with the series A preferred units; and

•	junior to any other class or series of preferred partnership units expressly designated as ranking senior to the series A preferred units.

     Redemption and Exchange. We may redeem the series A preferred units on and after January 20, 2009 out of proceeds from the issuance of our stock at a redemption price equal to $25.00 per unit, plus accrued and unpaid distributions to the date of redemption.

     The series A preferred units may not be exchanged for any other class or series of interest in our operating partnership.

     Liquidation Preference. The distribution and income allocation provisions of the partnership agreement have the effect of providing each series A preferred unit with a liquidation preference to each holder equal to their capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

     The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which we have previously filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

     Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

     Pursuant to our charter, each of our directors is elected by our common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Additionally, in the event that we are in arrears on dividends on our series A preferred stock for six or more quarterly periods, whether or not consecutive, holders of our series A preferred stock will have the right to elect an additional two directors to our board for a limited time.

Removal of Directors

     Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees. In addition, any director elected to our board by the holders of our series A preferred stock may only be removed by a vote of such series A preferred stockholders.

Business Combinations

     Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder — i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation — or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of the voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of the voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

     These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. There can be no assurance that our board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

     Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

     Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from our board of directors, (b) vest in our board of directors the exclusive power to fix the number of directorships and (c) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting.

Amendment to Our Charter

     Our charter, including its provisions on removal of directors, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, including, in the case of an amendment that would materially and adversely affect the holders of our series A preferred stock, the consent of the holders of two-thirds of the outstanding shares of our series A preferred stock voting as a single class.

Transactions Outside the Ordinary Course of Business

     We may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter including, in the case of any such transaction that would materially and adversely affect the holders of our series A preferred stock, the consent of the holders of two-thirds of the outstanding shares our series A preferred stock voting as a single class.

Dissolution of Our Company

     The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

     The provisions of our charter on removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or the classified board provision of Subtitle 8 or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

     Our charter and the articles supplementary creating the series A preferred stock, copies of which we have previously filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, provide that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our series A preferred stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see our charter and the articles supplementary creating the series A preferred stock. In addition, the articles supplementary for each series of preferred stock issued pursuant to this prospectus may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Indemnification and Limitation of Directors’ and Officers’ Liability

     Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

     The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

     Additionally, we have entered into indemnification agreements with our directors and executive officers, as permitted under Maryland law.

     The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Maguire Properties, L.P. — Indemnification and Limitation of Liability.”

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RELATED TO OUR REIT ELECTION

     The following is a summary of the United States federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus will be provided in the applicable prospectus supplement that relates to those securities.

     The information in this section is based on:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the Internal Revenue Service; and

•	court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will be sustained by a court. This summary does not discuss any state, local or foreign consequences associated with our election to the taxed as a REIT.

     You are urged to consult the applicable prospectus supplement, as well as your tax advisors, regarding the tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in the tax laws.

Taxation of Our Company

     General. We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2003. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2003, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or have operated in a manner so as to qualify, or that we will remain qualified, as a REIT. See “— Failure to Qualify.”

     The sections of the Code and the corresponding Treasury regulations that relate to the qualification and operation of a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

     Latham & Watkins LLP has acted as our tax counsel in connection with this registration of our securities and our election to be taxed as a REIT. Latham & Watkins LLP has rendered to us an opinion to the effect that, commencing with our taxable year ending December 31, 2003, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code discussed below, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify.”

     If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that usually results from investment in a C corporation. A C corporation generally is a corporation required to pay full corporate-level tax. Double taxation means taxation that occurs once at the corporate-level when the income is earned and once again at the stockholder-level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquire through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire an asset from the C corporation.

•	Eighth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. See “— Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.

     Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

     (1)     that is managed by one or more trustees or directors;

     (2)     that issues transferable shares or transferable certificates to evidence its beneficial ownership;

     (3)     that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

     (4)     that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

     (5)     that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

     (7)     that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

     We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive. In addition, our charter documents contain restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify.”

     In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

     Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in some of our partnerships and limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.

     We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in “United States Federal Income Tax Considerations Related to Our REIT Election” to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own.

     Income of a qualified REIT subsidiary will not be subject to federal income tax. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “— Asset Tests.”

     Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns, directly or indirectly, securities, other than certain “straight debt” securities, possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. Our services company has elected, together with us, to be treated as our taxable REIT subsidiary. See “— Asset Tests.” In addition, a corporation which provides parking services with respect to our properties and in which we own 1% of the outstanding common stock has jointly elected with us to be treated as our taxable REIT subsidiary. Although we do not currently hold an interest in any other taxable REIT subsidiary, we may acquire securities in one or more additional taxable REIT subsidiaries in the future.

     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met;

•	Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property”; and

•	We generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no revenue. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be non-qualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

     We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership to take actions we believe will cause us to fail to satisfy the conditions described above.

Notwithstanding the foregoing, we may have taken and may in the future take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

     Income we receive which is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if the services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities will meet these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests.

     The REIT income tests described above prevent us from operating, directly or through a manager, the hotel at Plaza Las Fuentes. Instead, we lease the hotel to our services company in exchange for its payment of rent. In order for the rent payable under this lease to constitute “rents from real property,” the lease must be respected as a true lease for federal income tax purposes and not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether the Plaza Las Fuentes Westin lease is a true lease depends on an analysis of all the surrounding facts and circumstances. In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

     We believe that the Plaza Las Fuentes Westin lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

•	our operating partnership and our services company intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement;

•	our services company has the right to the exclusive possession, use, and quiet enjoyment of the hotel during the term of the lease;

•	our services company bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotel, other than the cost of maintaining underground utilities and structural elements, and generally dictates how the hotel is operated, maintained, and improved;

•	our services company bears all of the costs and expenses of operating the hotel, including the cost of any inventory used in its operation, during the terms of the lease, other than certain capital expenditures required by law or under the management agreement with Westin Management Company West or that are otherwise approved by us;

•	our services company benefits from any savings in the costs of operating the hotel during the term of the lease;

•	our services company generally will indemnify our operating partnership against all liabilities imposed on our operating partnership during the term of the Plaza Las Fuentes Westin lease by reason of (1) injury to persons or damage to property occurring at the hotel or (2) our services company’s use, management, maintenance, or repair of the hotel;

•	our services company is obligated to pay substantial fixed rent for the period of use of the hotel;

•	our services company stands to incur substantial losses or reap substantial gains depending on how successfully it operates the hotel; and

•	the rent under the Plaza Las Fuentes Westin lease is equal to the arm’s-length rental for the terms of the lease.

     Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Plaza Las Fuentes Westin lease that discuss whether such lease constitutes a true lease for federal income tax purposes. If the Plaza Las Fuentes Westin lease is characterized as a service contract or partnership agreement, rather than as a true lease, part or all of the payments that our operating partnership receives as rent from our services company, or our services company’s gross revenues, may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we may not be able to satisfy either the 75% or 95% gross income test and, as a result, could fail to qualify as a REIT.

     In addition, as stated above, for rents we receive to qualify as “rents from real property,” we must not own, actually or constructively, 10% or more of the stock of a corporate lessee or 10% or more of the interests in the assets or net profits of a non-corporate lessee. However, this rule will not apply to our lease of the Plaza Las Fuentes Westin provided we lease the hotel to a taxable REIT subsidiary like our services company, and provided the following requirements are satisfied:

•	The Plaza Las Fuentes Westin must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis. Further, no wagering activities may be conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A qualified lodging facility includes amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

•	The Plaza Las Fuentes Westin must be operated on behalf of our services company by a person who qualifies as an “eligible independent contractor,” which means that (i) such person cannot own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the REIT’s shares, (ii) no person or group of persons owning, directly or indirectly (taking into account constructive ownership rules), 35% or more of the REIT’s outstanding shares may own, directly or indirectly (taking into account constructive ownership rules), more than 35% of the ownership interests in the contractor, and (iii) while the statutory language is unclear on this point, the REIT may not be able to derive any income from the contractor or bear the expenses of the contractor, other than expenses of operating the facility under the management contract. Further, the independent contractor (or a person related to the independent contractor) must be actively engaged in the trade or business of operating “qualified lodging facilities” for any person that is not related to us or our services company.

     We formed our services company in part to act as the lessee of the Plaza Las Fuentes Westin. We believe that the Plaza Las Fuentes Westin constitutes a “qualified lodging facility” and that our services company has engaged an “eligible independent contractor” from whom we do not derive any income, to operate and manage the hotel on behalf of our services company. Thus, we believe that the rents we derive from our services company with respect to the Plaza Las Fuentes Westin lease qualify as “rents from real property.”

     Our services company will provide certain services in exchange for a fee or derive other income which would not qualify under the REIT gross income tests. Such fees and other income do not accrue to us, but we derive our allocable share of dividend income from our services company through our interest in our operating partnership. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. Our operating partnership provides management and administrative services to our services company, limited liability companies in which we own an interest, the option properties and other properties. The fees derived by our operating partnership as a result of the provision of such services may be non-qualifying income to us under both the 95% and 75% REIT income tests. We will continue to monitor the amount of the dividend income from our services company and fee income earned by our operating partnership, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. While we expect these actions to prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

     It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income.

     Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. Our operating partnership does not intend to enter into any sales that are prohibited transactions. However, the Internal Revenue Service may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. Any gain on sales of properties by our services company would be subject to tax at regular corporate tax rates.

     Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are received by a REIT for services customarily furnished or rendered by its taxable REIT subsidiary in connection with the rental of real property;

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the services is separately stated; and

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing or rendering the service.

     While we believe that the fees paid to our services company for tenant services are set at arm’s-length rates, our services company may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. We also believe that the rent paid by our services company to our operating partnership pursuant to the Plaza Las Fuentes Westin lease reflects an arm’s-length charge. Nevertheless, these determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid, and on the portion of the hotel rent determined to be a redetermined deduction, i.e., the excess of the rent paid over the arm’s-length rental amount.

     Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.

     For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

     Our operating partnership owns 100% of the stock of our services company. We are considered to own our pro rata share of our service company’s stock because we own interests in our operating partnership. Our services company and our parking services company have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as these companies qualify as taxable REIT subsidiaries, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership of their securities. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 20% of the total value of our gross assets. With respect to each issuer in which we own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation, the 10% value limitation and the 5% value limitation. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the Internal Revenue Service will not disagree with our determinations of value.

     The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through our operating partnership, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in our operating partnership. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including an increase in our interest in our operating partnership, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income” as described below.

     Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

     In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which its basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.

     We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement.

     The amount distributed must not be preferential — i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular ordinary and capital gain corporate tax rates, as applicable. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

     We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

     Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

     Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

     Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

     General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their pro rata shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets held by our operating partnership, including its share of the assets held by its subsidiary partnerships and limited liability companies. See “— Taxation of Our Company.”

     Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation and which has at least two members, an “eligible entity,” may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Our operating partnership and each of our other partnerships and limited liability companies intend to claim classification as a partnership under the final regulations. As a result, we believe these entities will be classified as partnerships for federal income tax purposes.

     Allocations of Income, Gain, Loss and Deduction. The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.

     If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated under this section of the Code.

     Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” In addition, if the tax litigation described below is resolved in an unfavorable manner, our depreciation deductions would be reduced further. To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions. To the extent we acquire an option property in exchange for units, we have also agreed to use the “traditional method” to account for book-tax differences with respect to such property. We and our operating partnership have not yet decided what method will be used to account for book-tax differences for other properties acquired by our operating partnership in the future.

     Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

     Tax Litigation. Certain entities which were contributed to or acquired by our operating partnership in the formation transactions are involved in tax litigation. If these matters are resolved in favor of the Internal Revenue Service, the depreciation deductions available to our operating partnership will be reduced. While this would increase our taxable income and earnings and profits without a corresponding increase in our cash flow, we do not expect that this would have a material effect on our ability to satisfy the REIT distribution requirements.

Other Tax Consequences

     We may be required to pay tax in various state or local jurisdictions, including those in which we transact business. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws on us.

PLAN OF DISTRIBUTION

     We may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

     Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than our common stock, which is listed on the NYSE). If we sell any shares of our common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us or our operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

     If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

     To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our operating partnership in the ordinary course of business.

LEGAL MATTERS

     Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the securities offered hereby.

EXPERTS

     The consolidated balance sheet of Maguire Properties, Inc. and subsidiaries and the combined balance sheet of Maguire Properties Predecessor as of December 31, 2003 and 2002, respectively, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss of Maguire Properties, Inc. and subsidiaries for the period from June 27, 2003 (commencement of operations) through December 31, 2003, the related combined statements of operations, and owners’ deficit of Maguire Properties Predecessor for the period from January 1, 2003 through June 26, 2003 and the years ended December 31, 2002 and 2001, the related consolidated and combined statements of cash flows of Maguire Properties, Inc. and subsidiaries and Maguire Properties Predecessor for the year ended December 31, 2003, and the related combined statements of cash flows of Maguire Properties Predecessor for the years ended December 31, 2002 and 2001, the statements of operations, members’ deficit, and cash flows of Maguire Partners — South Tower, LLC for the period from January 1, 2002 through September 13, 2002 and the year ended December 31, 2001, all incorporated by reference herein and in the registration statement from the Annual Report on Form 10-K of Maguire Properties, Inc. for the year ended December 31, 2003, and the statements of revenue and certain expenses of Park Place I for the year ended December 31, 2003 and of One California Plaza for the year ended December 31, 2002, incorporated by reference herein and in the registration statement from the current reports on Form 8-K/A of Maguire Properties, Inc. filed on May 13, 2004 and January 9, 2004, respectively, have been so incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$126,700
Printing and Engraving Expenses(1)	10,000
Legal Fees and Expenses (other than Blue Sky)(1)	60,000
Blue Sky Fees and Expenses	10,000
Accounting Fees and Expenses(1)	10,000
Miscellaneous(1)	8,300

Total	$225,000

(1)	Does not include expenses of preparing any accompanying prospectus supplements, listing fees, transfer agent fees and other expenses related to offerings of particular securities.

We will pay all of the costs identified above.

Item 15.       Indemnification of Directors and Officers.

     Our charter contains a provision permitted under the MGCL that eliminates each director’s and officer’s personal liability to us or our stockholders for monetary damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. In addition, to the maximum extent permitted under the MGCL, our charter authorizes us to obligate our company and our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification.

     We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

     In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement.

Item 16.       Exhibits.

     The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:

Exhibit
*****1.1	Form of Underwriting Agreement
***3.1	Articles of Amendment and Restatement of Maguire Properties, Inc.
****3.2	Form of Articles Supplementary of Maguire Properties, Inc. for 7.625% Series A Cumulative Redeemable Preferred Stock.
*****3.3	Form of Articles Supplementary.
***3.4	Amended and Restated Bylaws of Maguire Properties, Inc.
**4.1	Form of Certificate for Common Stock of Maguire Properties, Inc.

Exhibit
****4.2	Form of Certificate for Series A Preferred Stock of Maguire Properties, Inc.
*****4.3	Form of Deposit Agreement.
*****4.4	Form of Depositary Receipt.
*****4.5	Form of Warrant Agreement.
*5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.
*8.1	Opinion of Latham & Watkins LLP with respect to tax matters.
****10.1	Form of Second Amended and Restated Agreement of Limited Partnership of Maguire Properties, L.P.
*12.1	Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends
*23.1	Consent of Venable LLP (included in Exhibit 5.1).
*23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
*23.3	Consent of KPMG LLP.
24.1	Power of Attorney (included on the Signature Page).

*	Filed herewith.

**	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-101170) declared effective by the SEC on June 24, 2003.

***	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the SEC on August 13, 2003.

****	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-111577) declared effective by the SEC on January 14, 2004.

*****	To be filed by amendment or incorporated by reference in connection with the offering of a particular class or series of securities.

Item 17.       Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby further undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 3rd day of September, 2004.

MAGUIRE PROPERTIES, INC.

By:	/s/ DALLAS E. LUCAS

Dallas E. Lucas
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard I. Gilchrist and Dallas E. Lucas, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERT F. MAGUIRE III Robert F. Maguire III	Co-Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 3, 2004
/s/ RICHARD I. GILCHRIST Richard I. Gilchrist	Co-Chief Executive Officer, President and Director	September 3, 2004
/s/ DALLAS E. LUCAS Dallas E. Lucas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 3, 2004
/s/ SHANT KOUMRIQIAN Shant Koumriqian	Vice President, Finance (Principal Accounting Officer)	September 3, 2004
/s/ ANDREA L. VAN DE KAMP Andrea L. Van de Kamp	Director	September 3, 2004
/s/ WALTER L. WEISMAN Walter L. Weisman	Director	September 3, 2004
/s/ LAWRENCE S. KAPLAN Lawrence S. Kaplan	Director	September 3, 2004
/s/ CAROLINE S. MCBRIDE Caroline S. McBride	Director	September 3, 2004

S-1

EXHIBIT INDEX

Exhibit
*****1.1	Form of Underwriting Agreement.
***3.1	Articles of Amendment and Restatement of Maguire Properties, Inc.
****3.2	Form of Articles Supplementary of Maguire Properties, Inc. for 7.625% Series A Cumulative Redeemable Preferred Stock.
*****3.3	Form of Articles Supplementary.
***3.4	Amended and Restated Bylaws of Maguire Properties, Inc.
**4.1	Form of Certificate for Common Stock of Maguire Properties, Inc.
****4.2	Form of Certificate for Series A Preferred Stock of Maguire Properties, Inc.
*****4.3	Form of Deposit Agreement.
*****4.4	Form of Depositary Receipt.
*****4.5	Form of Warrant Agreement.
*5.1	Opinion of Venable LLP, with respect to the legality of the shares being registered.
*8.1	Opinion of Latham & Watkins LLP with respect to tax matters.
****10.1	Form of Second Amended and Restated Agreement of Limited Partnership of Maguire Properties, L.P.
*12.1	Calculation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
*23.1	Consent of Venable LLP (included in Exhibit 5.1).
*23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).
*23.3	Consent of KPMG LLP.
24.1	Power of Attorney (included on the Signature Page).

*	Filed herewith.

**	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-101170) declared effective by the SEC on June 24, 2003.

***	Incorporated by reference to the registrant’s quarterly report on Form 10-Q filed with the SEC on August 13, 2003.

****	Incorporated by reference to the registrant’s registration statement on Form S-11 (File No. 333-111577) declared effective by the SEC on January 14, 2004.

*****	To be filed by amendment or incorporated by reference in connection with the offering of a particular class or series of securities.